FOR IMMEDIATE RELEASE:

Vertical Health Solutions to Begin Doing Business as OnPoint Medical Diagnostics and Announces Completion of Symbol Change

Minneapolis – May 2, 2011: Vertical Health Solutions, Inc. (OTCQB: VHSLD) announced that it will begin doing business as OnPoint Medical Diagnostics and that the Financial Industry Regulatory Authority has approved a change in its ticker symbol from “VHSLD” to "ONMDD".  The stock ticker change has gone into effect for the trading community on Thursday, April 28, 2011.  Please note that the "D" will be removed from the ticker symbol on May 10, 2011.  Shareholders are advised to take note of this change but are not required to take any action with respect to this change.

As previously announced, the Company completed a reverse merger with OnPoint Medical Diagnostics, Inc., whereby OnPoint Medical Diagnostics, Inc. became a wholly owned subsidiary and the primary operations of the Company.

“The name and symbol changes were an important next step as part of the going public transaction through our reverse merger.  This will allow us to better communicate our strategy and progress to shareholders, customers and business partners,” stated William Cavanaugh, President and CEO of OnPoint.

About OnPoint Medical Diagnostics

OnPoint is a development stage company commercializing MRI quality assurance testing software and technologies developed by Mayo Clinic and licensed to OnPoint.  The company intends to leverage technology and intelligent systems to assist the global healthcare industry in delivering the highest quality medical images possible – safely, consistently and efficiently. OnPoint’s enterprise quality assurance solution will be deployed in the cloud and delivered in a SaaS framework, which will provide anytime, anywhere access to the technology. The company’s flagship product for MRI is focused on automating the weekly quality control measures required for accreditation by the American College of Radiology, with real-time dashboards, analytics and trending to make sure scanners are providing the best possible images of patients.  For more information, visit www.onpointmd.com.

Media Contact
Terri Anderson
(612) 568-4205
press@onpointmd.com
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